Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-191436 and Registration Statement No.333-203222 on Form S-8 of Science Applications International Corporation Retirement Plan of our report dated June 18, 2018, with respect to the statements of net assets available for benefits of Science Applications International Corporation Retirement Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of Science Applications International Corporation Retirement Plan.

/s/ MAYER HOFFMAN MCCANN P.C.

San Diego, California
June 18, 2018